Exhibit 17.1

Guarantors and Issuers of Guaranteed Securities

Each of the following securities issued by Woodside Finance Limited, a wholly owned subsidiary of Woodside Energy Group Ltd, is fully and unconditionally guaranteed by Woodside Energy Group Ltd:

US$500,000,000 4.900% Senior Notes due 2028

US$1,250,000,000 5.400% Senior Notes due 2030

US$500,000,000 5.700% Senior Notes due 2032

US$1,250,000,000 5.100% Senior Notes due 2034

US$1,250,000,000 6.000% Senior Notes due 2035

US$750,000,000 5.700% Senior Notes due 2054